Exhibit 99.1

Contacts:

Bill Hibbetts, Senior VP & CFO

Pioneer Drilling Company
210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS FISCAL FOURTH

QUARTER AND YEAR-END 2005 RESULTS

Fourth quarter revenues were up 66% to $55.4 million

Fourth quarter earnings per diluted share grew 600% to $0.14

MAY 26, 2005 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the fourth quarter and twelve months ended March 31, 2005.

Revenues for the fourth quarter of fiscal 2005 grew to $55.4 million, compared to revenues of $33.4 million in the fourth quarter of fiscal 2004.  This 66% increase in revenues was due to an improvement in rig revenue rates, a 62% increase in the average number of rigs in Pioneer’s fleet and a 6% increase in Pioneer’s rig utilization rate.  Net earnings in the fourth quarter of fiscal 2005 were $5.5 million, or $0.14 per diluted share, versus net earnings of $409,000, or $0.02 per share, during the fourth quarter of fiscal 2004.

Revenue days during the fourth quarter of fiscal 2005 increased 69% to 4,207, compared to 2,496 revenue days for the fourth quarter of fiscal 2004.  Revenue days by type of contract in the fourth quarter of fiscal 2005 were 3,005 for daywork contracts, 804 for turnkey contracts and 398 for footage contracts.  Pioneer’s rig utilization rate increased 6% for the fiscal fourth quarter to 97%, up from 91% in the corresponding period last year.

Wm. Stacy Locke, Pioneer’s President and Chief Executive Officer, stated, “As forecasted, we continued to show improvement in our operating margin for our fiscal fourth quarter; albeit, at a slower rate of increase, as compared to the last quarter.  Average dayrates for daywork contracts increased approximately $1,200 per day, or 12%, to approximately $11,450, up from average dayrates of approximately $10,250 for the quarter ended December 31, 2004.  However, our overall improvement in operating margin was negatively impacted by the addition of shallower rigs operating at lower dayrates, footage contracts generating lower average operating margins and the continued reduction in higher-margin turnkey work.  Turnkey contracts comprised 19% of our revenue days in our fiscal fourth quarter, down from 29% for the quarter ended December 31, 2004.  Conversely, footage contracts increased to 9% of our revenue days, up from 2% for the quarter ended December 31, 2004.  This increase in footage revenue days was the result of the five rigs purchased from Allen Drilling in December 2004, which were on footage contracts throughout our fourth quarter and generated operating margins below that of our daywork and turnkey contracts.

“As we progress into fiscal 2006, we anticipate that average dayrates will increase over 10% in each of the next two fiscal quarters and that operating margins from daywork, turnkey and footage contracts will increase as well.  Pioneer plans to continue adding quality equipment to seize upon these improving market conditions.  As previously announced, we are building two 14,000 foot capacity, 1000 hp, SCR rigs to add to our Vernal, Utah operations.  The first of these rigs is scheduled to begin work in less than 30 days and the second in early August 2005.  Both rigs will operate under separate two-year contracts with a large, independent oil and gas company.  In addition, we are planning to complete a 1500 hp SCR rig by September 2005 and are evaluating the addition of up to four more 1000 hp and 1200 hp rigs by the end of fiscal 2006.  The decision to build the additional five rigs is subject to obtaining satisfactory contracts with minimum terms of one year.  We anticipate these rigs will range in cost from $6.8 million to $7.4 million each.”

Revenues for the fiscal year ended March 31, 2005 were $185.2 million, compared to revenues of $107.9 million for fiscal 2004.  Net earnings during fiscal 2005 were $10.8 million, or $0.30 per diluted share, compared to a net loss of $1.8 million, or $0.08 loss per share, during fiscal 2004.

Revenue days were 13,894 days during fiscal 2005, compared to 8,764 days for fiscal 2004.  Pioneer’s rig utilization rate for fiscal 2005 was 96%, up from 88% for fiscal 2004.

Pioneer’s management team will be holding a conference call on Thursday, May 26, 2005, at 11:00 a.m., Eastern time (10:00 a.m., Central) to discuss these results.  To participate in the call, dial (303) 262-2138 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call.  A replay of the call will be available approximately two hours after the call ends and will be accessible until June 2, 2005.  To access the replay, dial (303) 590-3000 and enter the pass code 11030919#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com.  To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region.  Pioneer’s fleet consists of 50 land drilling rigs that drill in depth ranges between 6,000 and18,000 feet and will increase to 52 rigs by August 2005.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the anticipated continuing increases in average dayrates and operating margins, the gradual decline in turnkey contract revenue days as dayrates improve, our plans to add more drilling rigs to our fleet, the anticipated cost of those rigs and our success in obtaining satisfactory contracts in order to add additional rigs.  Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct.  Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (“the SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2004 and subsequent filings with the SEC.

-  Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended			Year Ended
	3/31/05	3/31/04	12/31/04	3/31/05	3/31/04

Contract drilling revenues	$55,357	$33,367	$46,388	$185,247	$107,876

Costs and Expenses:
Contract drilling	37,681	26,747	32,357	138,483	88,504
Depreciation	6,967	4,490	5,770	23,091	16,161
General and administrative	1,746	746	1,215	4,657	2,773
Bad debt expense	(100)	—	342	242	—
Total operating costs	46,294	31,983	39,684	166,473	107,438

Operating income (loss)	9,063	1,384	6,704	18,774	438

Other income (expense):
Interest expense	(447)	(691)	(159)	(1,722)	(2,808)
Loss on early extinguishment of debt	—	—	—	(101)	—
Interest income	55	15	55	173	102
Other	15	(13)	7	37	52
Total other	(377)	(689)	(97)	(1,613)	(2,654)

Income (loss) before taxes	8,686	695	6,607	17,161	(2,216)

Income tax benefit (expense)	(3,193)	(286)	(2,428)	(6,349)	426

Net earnings (loss)	$5,493	$409	$4,179	$10,812	$(1,790)

Loss per share:
Basic	$0.14	$0.02	$0.11	$0.31	$(0.08)
Diluted	$0.14	$0.02	$0.11	$0.30	$(0.08)

Weighted average number of shares outstanding:
Basic	39,142	24,404	38,428	34,544	22,586
Diluted	40,029	32,189	39,535	37,578	22,586

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except averages per day)

(Unaudited)

	Three Months Ended			Year Ended
	3/31/05	3/31/04	12/31/04	3/31/05	3/31/04

Average number of rigs	49.0	30.3	39.7	40.1	27.3
Utilization rate	97%	91%	98%	96%	88%

Revenue days by contract:
Daywork contracts	3,005	1,554	2,421	8,685	5,626
Turnkey contracts	804	914	1,024	4,471	2,827
Footage contracts	398	28	79	738	311
Total	4,207	2,496	3,524	13,894	8,764

Revenues by contract:
Daywork contracts	$36,720	$14,018	$26,824	$95,997	$50,145
Turnkey contracts	13,976	19,024	18,544	80,211	54,235
Footage contracts	4,661	325	1,020	9,038	3,496
Total	$55,357	$33,367	$46,388	$185,246	$107,876

Drilling costs by contract:
Daywork contracts	$24,015	$12,209	$18,146	$68,416	$42,904
Turnkey contracts	10,268	14,253	13,582	63,421	42,761
Footage contracts	3,398	285	628	6,646	2,839
Total	$37,681	$26,747	$32,356	$138,483	$88,504

Average revenues per day:
Daywork contracts	$12,220	$9,021	$11,080	$11,053	$8,913
Turnkey contracts	17,383	20,814	18,109	17,940	19,185
Footage contracts	11,711	11,607	12,911	12,247	11,241
Total	$13,158	$13,368	$13,163	$13,333	$12,309

Average costs per day:
Daywork contracts	$7,992	$7,856	$7,495	$7,877	$7,626
Turnkey contracts	12,771	15,594	13,264	14,185	15,126
Footage contracts	8,538	10,179	7,949	9,005	9,129
Total	$8,957	$10,716	$9,182	$9,967	$10,099

Capital expenditures:
Rig additions	$10,072	$15,791	$39,027	$53,341	$34,961
Other	7,977	3,995	5,972	27,047	9,884
	$18,049	$19,786	$44,999	$80,388	$44,845

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	3/31/2005	3/31/2004
Assets
Current assets:
Cash and cash equivalents	$69,673	$1,816
Marketable securities	1,000	4,550
Receivables, net	26,108	10,902
Contract drilling in progress	5,365	9,131
Current deferred income taxes	570	285
Prepaid expenses	1,877	1,336
Total current assets	104,593	28,020

Net property and equipment	170,566	115,342
Other assets	850	369
Total assets	$276,009	$143,731

Liabilities and Equity
Current liabilities:
Notes payable	$682	$558
Current long-term debt	4,733	3,865
Accounts payable	15,622	13,271
Federal income taxes payable	196	—
Prepaid drilling contracts	173
Accrued expenses	6,860	4,298
Total current liabilities	28,266	21,992
Long-term debt	13,445	44,892
Other non-current liability	400	—
Deferred taxes	12,283	6,011
Total liabilities	54,394	72,895
Total shareholders’ equity	221,615	70,836
	$276,009	$143,731

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